EXHIBIT 99.1

 Edible Garden Announces Appointment of Pamela DonAroma to Board of Directors

BELVIDERE, NJ, April 10, 2023 — Edible Garden AG Incorporated (“Edible Garden” or the “Company”) (Nasdaq: EDBL, EDBLW), a leader in controlled environment agriculture (CEA), locally grown, organic, sustainable produce and products, today announced the appointment of Pamela DonAroma to the Edible Garden Board of Directors, effective April 4, 2023. Ms. DonAroma has been appointed to the Audit Committee, Compensation Committee, and Nominating and Governance Committee of the Board. Ms. DonAroma replaces Deborah Pawloski who has resigned from the Board due to other commitments.

Ms. DonAroma is the Founder and CEO of Futures Inc., a non-profit organization advocating for personalized opportunity and inclusion for individuals with disabilities through customized employment programs. She currently serves on the Council on Developmental Disabilities Services for the State of Connecticut and has previously served on the Advisory Board for the University of Connecticut A.J. Pappanikou Center for Excellence in Developmental Disabilities Education, Research, and Service, the Commission for Persons with Disabilities, and the Connecticut Coalition for Inclusive Education. Ms. DonAroma has also served as a board member for the Brain Injury Alliance of Connecticut, the Connecticut State Advisory Council on Special Education, the Connecticut Council on Developmental Disabilities (CTCDD), and the Berlin, Connecticut Board of Education. Additionally, she is a member of the ARC Connecticut Board, the Conference of Connecticut Executives (CCE), and a past member of the Community Providers Association of Connecticut (CCPA-CT).

Ms. DonAroma has a Master of Science degree in Management and Technology from Rensselaer Polytechnic Institute; has a Master of Education degree in Vocational Rehabilitation Counseling at Northeastern University; and a bachelor’s degree in psychology from The College of the Holy Cross. She has also completed Ph.D. coursework in Educational Psychology at the University of Connecticut and is a well-published author in her field. In addition, she received “Master Gardener” certification from the University of Connecticut College of Agriculture and Natural Resources.

Mr. Jim Kras, Chief Executive Officer of Edible Garden, commented, “We are pleased to welcome Pamela to the Edible Garden Board. With a wealth of experience as the Founder and CEO of Futures Inc., she has demonstrated dynamic leadership in human resource management, accreditation, financial operations, and governmental compliance. Her passion for promoting access to healthy, sustainable, and locally sourced goods aligns with our mission, as does her dedication to empowering and investing in local communities. As a “Master Gardener,” we believe that she is uniquely aligned to help the Company continue to focus on quality and sustainability.  We are also proud to emphasize our commitment to workforce inclusion and corporate governance by welcoming Pamela to our team.  I would also like to personally thank Deborah Pawloski for her contributions to Edible Garden as we implemented significant enhancements to the business, which we believe have positioned us for long-term growth and improved profitability.”

Ms. DonAroma, noted, “I am excited to join Edible Garden at this exciting stage in the Company's development. Despite the challenging macro-environment, the Company has exhibited a remarkable record of growth. In addition, the Company's emphasis on locally grown produce, as demonstrated by its Zero Waste Inspired® mission, as well as its dedication to sustainably produced, healthy food alternatives, is appealing to modern consumers and represents the industry's future. I am enthusiastic about working closely with the management team to help unlock the full potential of Edible Garden.”

ABOUT EDIBLE GARDEN®

Edible Garden AG Incorporated is a leader in locally grown organic leafy greens and herbs backed by Zero-Waste Inspired® next generation farming. Offered at over 4,000 stores in the US, Edible Garden is disrupting the CEA and sustainability technology movement with its safety-in-farming protocols, use of sustainable packaging, patented GreenThumb software and self-watering in-store displays. The Company currently operates its own state-of-the-art greenhouses and processing facilities in Belvidere, New Jersey and Grand Rapids, Michigan, and has a network of contract growers, all strategically located near major markets in the U.S. Its proprietary GreenThumb software optimizes growing in vertical and traditional greenhouses while seeking to reduce pollution-generating food miles. Edible Garden is also a developer of ingredients and proteins, providing an accessible line of plant and whey protein powders under the Vitamin Way® and Vitamin Whey® brands. In addition, the Company offers a line of sustainable food flavoring products such as Pulp gourmet sauces and chili-based products. For more information on Edible Garden go to https://ediblegardenag.com/.

Forward Looking Statements

This press release contains forward-looking statements, including with respect to the Company’s growth strategies and performance as a public company. The words “believe,” “expect,” “intend,” “objective,” “seek,” “will,” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to a number of risks, uncertainties, and assumptions, including market and other conditions, the Company’s ability to achieve its growth objectives, and other factors set forth in the Company’s filings with the Securities and Exchange Act Commission, including the Company’s annual report on Form 10-K for the year ended December 31, 2022. The Company undertakes no obligation to update any such forward-looking statements after the date hereof to conform to actual results or changes in expectations, except as required by law.

Investor Contacts:

Crescendo Communications, LLC

212-671-1020

EDBL@crescendo-ir.com